EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-149729,333-141661, 333-138984, 333-158241, 333-168902) and Form S-3 (Nos. 333-153870, 333-149728, 333-162306 and 333-169460) of Achillion Pharmaceuticals, Inc. of our report dated March 1, 2011 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

March 3, 2011